UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	February 5, 2014
(Date of earliest event reported)	January 31, 2014

ONEOK, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

As previously disclosed, on January 8, 2014, the Board of Directors of ONEOK, Inc. (“ONEOK”) formally approved the distribution (the “Distribution”) of all the shares of common stock (the “ONE Gas Common Stock”) of ONE Gas, Inc. (“ONE Gas”), a wholly owned subsidiary of ONEOK, to ONEOK’s shareholders. In connection with the Distribution, on January 27, 2014, ONEOK transferred to ONE Gas all of the assets and liabilities primarily associated with ONEOK’s natural gas distribution business, at which time ONE Gas made a cash payment of approximately $1.13 billion to ONEOK, which represents the cash received by ONE Gas from the issuance of debt securities less the cash retained by ONE Gas in order to maintain sufficient financial flexibility and to support its working capital requirements and capital expenditures.

On January 31, 2014, ONEOK completed the Distribution and the separation of ONE Gas from ONEOK. ONE Gas is now an independent, publicly traded, 100 percent regulated natural gas distribution utility trading under the ticker symbol “OGS” on the New York Stock Exchange. Following the close of business on January 31, ONEOK distributed one share of ONE Gas Common Stock, par value $0.01 per share, for every four shares of common stock of ONEOK held by shareholders of record as of the close of business on January 21, 2014, the record date for the Distribution. ONEOK did not issue fractional shares of ONE Gas Common Stock. Fractional shares of ONE Gas Common Stock that ONEOK shareholders would otherwise have been entitled to receive were aggregated and sold in the open market. The net cash proceeds from sales of such aggregated ONE Gas Common Stock will be distributed pro rata to ONEOK shareholders who would otherwise have been entitled to receive fractional shares.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On February 3, 2014, ONEOK notified the trustee for its 5.2 percent notes due 2015 (the “Notes”) of ONEOK’s election to call for redemption on March 5, 2014 (the “Redemption Date”), all of the outstanding Notes, with a principal amount of $400 million, and instructed the trustee to provide notice of such redemption to the holders of the Notes in accordance with the terms of the indenture (the “Indenture”) governing the notes. The Notes will be redeemed at a price equal to the greater of (i) 100 percent of the principal amount of the Notes to be redeemed; or (ii) as determined by a Quotation Agent (as defined in the Indenture), the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of those payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the Indenture) plus 20 basis points, plus, in the case of (i) and (ii) above, accrued but unpaid interest to the Redemption Date. Following the redemption, none of the Notes will remain outstanding. This Current Report on Form 8-K does not constitute a notice of redemption of the Notes.

Item 8.01	Other Events

Completion of Distribution

On February 3, 2014, ONEOK issued a news release announcing completion of the Distribution as described in Item 2.01 above. A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Call of Notes

On February 3, 2014, ONEOK issued a news release announcing its election to call for redemption of the Notes as described in Item 2.04. A copy of the news release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01		Financial Statements and Exhibits

	(b)	Pro Forma Financial Information

The unaudited pro forma condensed consolidated balance sheet of ONEOK, Inc. and its subsidiaries as of September 30, 2013, and the unaudited pro forma condensed consolidated statements of income of ONEOK, Inc. and its subsidiaries for the nine months ended September 30, 2013 and 2012, and for the three years ended December 31, 2012, 2011 and 2010, and related notes are attached hereto as Exhibit 99.3 and are incorporated herein by reference.

	(d)	Exhibits

Exhibit Number	Description

99.1		News release dated February 3, 2014, announcing completion of the Distribution.
99.2		News release dated February 3, 2014, announcing the call of Notes.
99.3
Unaudited pro forma condensed consolidated balance sheet of ONEOK, Inc. and its subsidiaries as of September 30, 2013, and the unaudited pro forma condensed consolidated statements of income of ONEOK, Inc. and its subsidiaries for the nine months ended September 30, 2013 and 2012, and for the three years ended December 31, 2012, 2011 and 2010, and related notes.

SIGNATURE

Pursuant to the requirements of Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	February 5, 2014	By:	/s/ Derek S. Reiners
Derek S. Reiners Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	News release dated February 3, 2014, announcing completion of the Distribution.
99.2	News release dated February 3, 2014, announcing the call of the Notes.
99.3
Unaudited pro forma condensed consolidated balance sheet of ONEOK, Inc. and its subsidiaries as of September 30, 2013, and the unaudited pro forma condensed consolidated statements of income of ONEOK, Inc. and its subsidiaries for the nine months ended September 30, 2013 and 2012, and for the three years ended December 31, 2012, 2011 and 2010, and related notes.

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